UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: September 21, 2007

CHINA KANGTAI CACTUS BIO-TECH, INC.

 (Exact name of registrant as specified in its charter)

Nevada	000-33097	87-0650263
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

No. 99 Taibei Road Limin Economy and Technology Developing District Harbin, P.R.C.	150025
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code:  (86) 451-57351189 ext 126

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 21, 2007, the existing members of the Board of Directors appointed Mr. John Jing Zhang as a director.

There were no transactions during the last two years, or proposed transactions, to which the Company was or is to be a party, in which the new director had or is to have a direct or indirect material interest.

There are no arrangements or understandings between the new director and any other person

 The new director has not been appointed to any committees of the board of directors and is not currently expected to be appointed to any committees.

The new director will receive an annual award of 120,000 shares of the Company’s common stock as compensation for his service on the board of directors.  The shares will be issued as “restricted securities” as defined in Rule 144 under the Securities Act of 1933.

Biographical Information

Biographical information regarding the newly appointed director follows:

John Zhang, age 35, is an independent director of the Company.  He was a founder of JC Global Capital Partners, LLC, a financial consulting firm located in Shanghai, China, and from September 2006 to the present has been its CEO.    JC Global Capital Partners, LLC, specializes in cross-border capital market transactions, and as CEO, Mr. Zhang is responsible for overseeing all of the firm’s operations.  Prior to founding JC Global Capital Partners, LLC, from September 2003 to August 2006, Mr. Zhang was the Managing Director of FirsTrust Group, a US merchant bank headquartered in Atlanta, GA, where he was responsible for its entire China operation.   From September 1993 to August 2000, Mr. Zhang worked various positions at ASI Computer Technology, Inc, where he was responsible for Sales and Product Management.  In 2002 – 2003, Mr. Zhang was employed by CTX International, Inc., as Sales Manager, where he was responsible for Business Development.  Prior to CTX, Mr. Zhang attended Emory University and graduated with an MBA in 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

CHINA KANGTAI CACTUS BIO-TECH, INC.

By: /s/ JINJIANG WANG

President, Chief Executive Officer, Director and Principal Executive Officer

Date: September 25, 2007